Exhibit 10(i)

MONTHLY MANAGEMENT FEE PLUS PROFIT SHARING SUBCONTRACT

No. SMS-KGHI 1030

ISSUED BY:  THE S.M. STOLLER CORPORATION

TO:    KAISER GROUP HOLDINGS, INC.

Subcontract No. SMS-KGHI 1030

SUBCONTRACT TERMS AND CONDITIONS

This Monthly Management Fee plus Profit Sharing Subcontract Agreement is entered into effect the thirtieth day of June 2004, by and between THE S.M. STOLLER CORPORATION (Stoller), a Delaware corporation with offices at 990 S. Public Road, Suite A, Lafayette, Colorado 80026, as Contractor, and KAISER GROUP HOLDINGS, INC. (KGH), a company with offices at 12303 Airport Way, Bloomfield, CO 80021, as Subcontractor.

A.           Contractor has been awarded a contract by Kaiser-Hill Company, L.L.C., hereinafter referred to as Prime.

B.             Contractor desires the Subcontractor to perform certain work or services within the scope of this Agreement described above under the terms and conditions set forth below.

C.             Subcontractor is a firm experienced and expert in providing the desired services.

D.            Subcontractor has expressed a willingness to perform such services.

In consideration of the mutual promises herein contained, Contractor and Subcontractor agree as follows:

ARTICLE 1.  ACCEPTANCE AND MODIFICATION OF TERMS

Acceptance of this Subcontract by Subcontractor may be made by signing below, and any such acceptance shall constitute an unqualified agreement to all terms and conditions set forth herein unless otherwise modified in writing by the parties. No addition, alteration or modification to, and no waiver of any of the provisions herein contained shall be valid unless made in writing and executed by Contractor and Subcontractor. Subcontractor shall perform in accordance with the Description/Quantity schedule set forth in this Subcontract and all attachments thereto.

ARTICLE 2.  SCOPE OF SERVICES

A.           During the term of this Subcontract, Subcontractor shall furnish management, coordination and operational support and services as set forth in Attachment A.  Responsibility for performance of Subcontractor with respect to the Prime Contract resides with the Contractor.

B.             If the services are to be performed at Prime’s plant, Subcontractor’s employees shall abide by all rules established by Prime that shall be made available to Subcontractor.

C.             In the event that oral instructions are necessary, they shall be given only by the Stoller General Manager.  Oral instructions shall be confirmed in writing as soon as practicable.

D.            Contractor may from time to time request, by way of letter of instruction, that Subcontractor perform other services related to the work.  Subcontractor, upon receiving such requests from Contractor, may furnish those services if deemed reasonable and appropriate by Subcontractor, and an equitable adjustment shall be made according to Article 23, as mutually agreed by the parties.

E.              Subcontractor shall start the work promptly and shall execute it diligently, orderly, and as rapidly as practicable, subject always to reasonable directions as to the rate of execution and targeted completion dates, as set forth in Attachment A.

F.              Subcontractor shall perform all services in accordance with recognized standards of good practice at the time the services are rendered.

ARTICLE 3.  TERM

The base period of performance for this Subcontract is from July 1, 2004 through September 30, 2005, plus a separate option from October 1, 2005 through December 15, 2006.  The Contractor may extend the term of this Subcontract by giving written notice to Subcontractor within fifteen (15) days of the expiration of the base and each option period.  If Contractor exercises this option, the Subcontract as extended shall be deemed to include this option provision.  Contractor agrees to exercise the options if the Prime exercises the options in the prime contract.

ARTICLE 4.  PRICES

A.           As compensation for the services to be performed by Subcontractor hereunder, Contractor will pay Subcontractor a firm fixed price monthly fee in the amount of $157,416.67 paid in accordance with Article 7, not to exceed $2,361,250 over the term of this Subcontract (excluding any options). Subcontractor is not authorized to exceed this monthly fee or aggregate total sum without written notice from Contractor’s authorized representative.

ARTICLE 5.  ADDITIONAL SERVICES

In the event that Contractor requires Subcontractor to provide additional services that are not covered by the work details and set forth on Attachment A, Subcontractor agrees to work with Contractor to develop a scope of work, prices and schedule for such additional services. The agreed-upon scope, prices and schedule shall be incorporated into this Subcontract pursuant to Article 23, Changes.

ARTICLE 6.  FEE (PROFIT) SHARING – Laboratory Revenues

A.           The Parties agree that after deducting an amount for payment of incentive bonuses to the employees of Subcontractor (initially 10 slots) performing the services required by this Subcontract as provided herein (the “Employee Incentive Compensation”), any profit earned on the prime contract on the revenues generated from the services covered by Line Item Codes will be shared according to the terms in this ARTICLE 6. Profit shall consist of total sample process billings charged to the Prime for LICS less costs paid to the applicable Laboratories for the processing of such samples.

B.             The profit share for each Party is shown in the table below:

Company	Share of first $350,000 in profit earned in each year	Share of any profit in excess of first $350,000 in each year
S.M. Stoller Corporation	30%	70%
Kaiser Holdings Group	70%	30%

C.             The Parties agree that the profits will be calculated quarterly, based on Contractor’s fiscal year schedule, and a year-to-date total will be maintained to determine profit sharing, and within 15 days after the end of each quarter, Contractor shall pay Subcontractor its share of the profits for that quarter together with the amount of Employee Incentive Compensation payable for such quarter determined in accordance with paragraph D below.  Each such payment will be accompanied by a statement setting forth the calculation of the profit sharing for such quarter, which statement shall be certified as accurate by Contractor’s chief financial officer.

D.            Employee Incentive Compensation shall not to exceed 4% of an employee’s gross annual salary and shall be determined based upon the extent to which quarterly profit objectives, mutually agreed upon by Contractor and Subcontractor, are achieved.  Within 10 days after the end of each quarter, representatives of Contractor and Subcontractor shall review the profits for that quarter and calculate the amount of Employee Incentive Compensation, if any, for that quarter.

ARTICLE 7.  BILLING

A.           Subcontractor shall invoice Contractor monthly for all services completed through the end of each month.  Properly certified Subcontractor invoices shall be submitted to:

The S.M. Stoller Corporation

990 S. Public Road

Suite A

Lafayette, CO  80026

Attention:  Accounts Payable

All invoices are subject to verification prior to payment.  Invoices submitted by Subcontractor will make reference to this Subcontract by Subcontract Number.  Invoices must provide a detail of charges that include the period of performance and the services performed.  The Contractor will pay the amount of the invoice 5 days after the receipt of payment to the Contractor by the Prime for the services covered by Subcontractor’s invoice. To ensure prompt payment to both the Subcontractor and itself, the Contractor will pursue prompt payment from the Prime.

B.             Contractor reserves the right to retain final payment hereunder until Subcontractor has furnished the Contractor with complete information with respect to inventions, discoveries, or improvements conceived or reduced to practice in connection with the services performed hereunder or with a statement that no inventions, discoveries, or improvements emanated from such services. Payment of this retained payment shall not be unreasonably withheld.

C.             Each invoice submitted shall be certified by a responsible representative of Subcontractor as follows:

“Subcontractor certifies that, to the best of its knowledge and belief that (1) the amounts requested are for performance in accordance with the specifications, statement of work, terms and conditions of the Subcontract, (2) payments to lower-tier subcontractors and craft, to include appropriate taxes, covered by this certification, have been made in accordance with the subcontract, (3) the amounts requested do not include any amounts that the Subcontractor intends to withhold or retain from a lower-tier subcontractor, and (4) the amounts requested do not include any amounts invoiced by any other means.”

D.            Each invoice submitted shall accurately reflect the work or services accomplished by Subcontractor and identify any other authorized expenses incurred hereunder.

E.              Contractor’s obligation to deliver to Subcontractor the final payment due under this Agreement is conditioned upon the execution and delivery by Subcontractor to Contractor of a release discharging Contractor from all liabilities, obligations, and claims arising out of or under this Agreement, subject only to the following exceptions:

(i)             Specified claims in stated amounts, or in estimated amounts if the amounts are not susceptible of exact statement by Subcontractor.

(ii)          Claims, together with reasonable incidental expenses, based upon the liabilities of Subcontractor to third parties arising out of the performance of this Agreement, that are not known to Subcontractor on the date of execution of the release, and of which Subcontractor gives notice in writing to Contractor not more than one year after the date of the release or the date of any notice to Subcontractor that Contractor is prepared to make final payment, whichever is earlier.

ARTICLE 8.  DELIVERY

Time is of the essence in the Subcontract.  The date specified for delivery or performance is the required delivery date at the Contractor’s or other specified location.  Contractor reserves the right to refuse any services and to cancel all or any part hereof if Subcontractor fails to deliver all or any part of any services in accordance with the term specified herein.  Delivery shall not be deemed to be complete until orders for services have been performed, received and inspected.

ARTICLE 9.  INSPECTION

All services performed shall be subject to inspection by Contractor and Prime at all reasonable times and places whether during or after performance, and notwithstanding the terms of delivery or payment.  In the event services are not in accordance with the specifications, Contractor may require prompt correction or re-performance thereof at Contractor’s option and Subcontractor’s sole expense.  If Subcontractor is unable to accomplish the foregoing, then Contractor may procure such services from another source and charge to Subcontractor’s account all costs, expenses and damages associated herewith.  Such charges shall not be subject to netting out of valid invoice payments to be made by the Contractor to the Subcontractor.

ARTICLE 10.  ACCEPTANCE

Acceptance of any part of this Subcontract shall not bind Contractor to accept future performance of services, and shall not be deemed to be a waiver of Contractor’s rights to cancel services because of failure to conform to the Subcontract, or other breach of warranty, or to make any claim for damages, including loss of profits, injury to reputation or other special, consequential and incidental damages.

ARTICLE 11.  WARRANTY

Subcontractor warrants that any service performed hereunder shall be performed in accordance with the specifications and with that degree of skill and judgment exercised by recognized professional firms performing services of a similar nature and consistent with best practices in the industry.  All representations and warranties of Subcontractor shall run to Contractor and Contractor’s customers. Remedies under this warranty shall include, without limitation, at Contractor’s option and at Subcontractor’s sole expense, re-performance or reimbursement of the applicable Line Item Code price. The foregoing shall survive any delivery, inspection, acceptance or payment by Contractor.

ARTICLE 12.  COMPLIANCE WITH LAWS

Subcontractor shall comply with the applicable provisions of any state, federal, or local law and ordinance and all orders, rules and regulations issued there under.

ARTICLE 13.  COMMUNICATIONS

All communications relating to this Subcontract with the Prime or Government agencies being supported by work hereunder shall pass through the Contractor unless the Subcontractor shall have been specifically authorized by the Contractor’s Project Manger to provide information directly to another party.

Notwithstanding any provisions of the attached scope of work to the contrary, all reports and deliverables required shall be submitted to the Contractor unless direct submission to the Government or Prime is specifically authorized in writing.

ARTICLE 14.  NOTICES AND ADMINISTRATION

Any notice or order provided for in this Agreement shall be considered as having been given, subject to the following procedures:

A.           Mr. Curt Hull, General Manager, has overall responsibility for the direction of the work on behalf of Contractor. Technical documents to the Contractor are to be addressed to:

Mr. Curt Hull
General Manager
The S.M. Stoller Corporation
990 S. Public Road, Suite A
Lafayette, CO  80026
(303) 546-4314 phone
(303) 443-1408 fax
chull@stoller.com

B.             Contractual documents to Contractor are to be addressed to:

Ms. Claire Neville
Contract Administrator
The S.M. Stoller Corporation
990 S. Public Road, Suite A
Lafayette, CO  80026
(303) 546-4414 phone
(303) 443-1408 fax
cneville@stoller.com

C.             Virgene Ideker Mulligan has responsibility for the direction of the work on behalf of Subcontractor. Technical documents to Subcontractor are to be addressed to:

Virgene Ideker Mulligan
Kaiser Analytical Management Services, Inc.
12303 Airport Way
Broomfield, CO 80021
720-889-2773 phone
720-889-2775 fax

D.            Contractual documents to Subcontractor are to be addressed to:

Douglas W. McMinn
Kaiser Group Holdings, Inc.
12303 Airport Way, Suite 125
Broomfield, CO 80021
703-934-3655 phone
703-934-3029 fax
dmcminn@kaisergroup.com email

ARTICLE 15.  LOWER-TIER SUBCONTRACTS

Subcontractor shall obtain Contractor’s written consent before placing any Lower-Tier Subcontract for furnishing any of the work called for in this Agreement except for the purchase of raw material or commercial stock items and for purchases from the on-going subcontracts assigned to the Subcontractor at the beginning of the execution of the work under this Subcontract.  Lower-Tier Subcontracts shall be approved by the Prime prior to receipt of Contractor’s written consent.

ARTICLE 16.  INSURANCE

In accordance with subparts (a) and (b) below, Subcontractor agrees to provide Certificates of Insurance evidencing that the required insurance coverages are in force and providing not less than 30 days notice prior to any cancellation or restrictive modification of the policies.  Further, the required insurance coverages below shall be primary and non-contributing with respect to any other insurance that my be maintained by Contractor.  The below required coverages and their limits in no way lessen nor affect Subcontractor’s other obligations or liabilities set forth in this Subcontract.

A.           To the extent that Subcontractor is performing services under this Subcontract, Contractor agrees to purchase and maintain at its own expense the following insurance coverages with minimum limits as stated:

(i)                                     Statutory Worker’s Compensation and Employer’s Liability in an amount no less than $1 Million per occurrence covering its employees, including a waiver of subrogation obtained from the carrier in favor of Contractor.

(ii)                                  Commercial General Liability in an amount no less than $1 Million per occurrence and $2 Million in the aggregate covering bodily injury, broad form property damage, personal injury, products and completed operations, contractual liability, and independent contractor’s liability. Subcontractor, its officers and employees shall be included, as Additional Insureds and a waiver of subrogation shall be obtained from the carrier in favor of the Contractor.

(iii)                               Automobile liability in an amount no less than $1 Million Combined Single Limit for Bodily Injury covering use of all owned, non-owned, and hired vehicles.  Contractor, its officers and employees shall be included as Additional Insureds on the policy;

(iv)                              Professional liability in an amount no less than $1 Million per occurrence covering damages caused by any acts, errors, and omissions arising out of the professional services performed by Subcontractor, or any person for whom the Subcontractor is legally liable.  To the extent that coverage for Subcontractor’s services are not excluded in (ii) above by virtue of being deemed not of a professional nature, this requirement does not apply.

(v)                                 All-Risk Property Insurance in an amount adequate to replace property, including supplies covered by this Subcontract, of Contractor and/or Client which may be in the possession or control of Subcontractor. Contractor shall be named as a Loss Payee with respect to loss or damage to said property and/or supplies furnished by Contractor.

ARTICLE 17.  ADVERTISING

Subcontractor and its lower-tier subcontractors shall not publish photographs or articles, give press releases or make statements of any sort about, or otherwise publicize the existence of or scope of this Agreement, or any generalities or details about the work relating to this Agreement, without first obtaining Contractor’s written consent.  Contractor’s consent shall be given only upon written approval by Prime.

ARTICLE 18.  TAXES

The prices in this Agreement include all applicable federal, state, and local taxes.  Except for any taxes, which are subject to reimbursement pursuant to Article 4, Subcontractor shall indemnify Contractor against all liability for all taxes that are imposed on, or with respect to, or are measured by amounts associated with the work furnished hereunder, and the wages, salaries, and other remuneration’s paid persons employed in connection with the performance of this Agreement.

ARTICLE 19.  RECORDS AND AUDITING

A.           Subcontractor shall maintain such books, records, and accounts as are necessary for proper financial management of the work.  These shall be set up and maintained in accordance with generally accepted accounting principles and practices consistently applied.  These systems, and the procedures associated therewith, shall be subject to examination by the DOE or Prime during normal business hours and upon reasonable notice.

B.             Subcontractor shall organize its books, records, and accounts to provide for information segregation and retrieval as Prime or its representative may reasonably request.

C.             The DOE or Prime shall have access, at all reasonable times during the term of this Agreement and for three years following completion or termination, to Subcontractor’s books, records, and accounts pertaining to the work performed under this Agreement for inspection and audit.

ARTICLE 20.  NONSOLICITATION

Neither party will knowingly solicit, recruit, hire or otherwise employ or retain the employees of the other party during the term of this Subcontract and for one (1) year thereafter, but either party may solicit generally in the media or hire an employee of the other party who answers any advertisement or who otherwise voluntarily applies for hire without having been personally solicited or recruited by the hiring party.

ARTICLE 21.  DEFAULT AND REMEDY

In the event of:  (a) any breach by Subcontractor of any provisions of this Agreement which Subcontractor fails to remedy within ten (10) days after receipt of notice thereof from Contractor or, if the breach cannot reasonably be remedied within ten (10) days, Subcontractor fails immediately to commence and promptly to complete the remedying thereof or (b) any initiation by or against Subcontractor of any bankruptcy, insolvency, receivership, or similar proceedings, Contractor shall send a written request to KGH requesting a meeting with senior management of KGH to discuss the breach and negotiate a mutually plan of action to remedy the breach.  If Contractor and KGH are unable to agree upon such a plan within thirty (30) days after Contractor requests such meeting, Contractor has the right, in addition to other rights or remedies it may have hereunder or by law, to terminate Subcontractor’s right to proceed with the performance of this Agreement, by giving notice to Subcontractor and, by itself or its nominee, to take over and complete such performance.  In such a case, Contractor will pay Subcontractor, in full satisfaction of its obligations to Subcontractor, for (a) all work furnished prior to termination and (b) all other costs reasonably incurred by Subcontractor and approved by Contractor as a result of termination (including reasonable costs of personnel and office demobilization), less the aggregate amount of all payments previously made by Contractor to Subcontractor hereunder.

ARTICLE 22.  EXCUSED NON-PERFORMANCE

Either Contractor or Subcontractor shall be excused from performance of its obligations hereunder in the event of and to the extent that such performance is delayed or prevented by (a) any circumstances reasonably beyond its reasonable control or (b) fire, explosion, accidental breakdown of machinery or equipment, strikes or other labor disputes, riots or other civil disturbances, or compliance with any law, ordinance, regulation, or order of any governmental authority.  Either Contractor or Subcontractor shall give the other party notice, as soon as reasonably practicable, of the occurrence or anticipated occurrence of any existing circumstance affecting it, and shall exercise all reasonable efforts to mitigate or eliminate such circumstance.

ARTICLE 23.  CHANGES

A.           The Subcontractor shall make no changes in the work or timing of its performance except as ordered in a written letter of instruction by Contractor.  Additional work performed by Subcontractor without authorization for Contractor will not entitle Subcontractor to reimbursement or payment for such work.  Written changes to the Contract may be ordered, at any time, to the Contract, including but not limited to (a) revising or adding to the work or deleting portions thereof, or (b) revising the period of performance or schedules.

B.             If any change under this paragraph causes an increase or decrease in the cost of, or the time required for performance of, the work, or otherwise affects any other provision to this Agreement, an equitable adjustment shall be made by Contractor in (a) the Agreement price, (b) the period of performance and work schedules, and/or (c) such other provisions of this Agreement as may be so affected, and this Agreement shall be modified in writing accordingly.

C.             Any claim by Subcontractor for adjustment under these paragraphs shall be asserted in writing to Contractor within fifteen (15) working days from the date of receipt by Subcontractor of the change order.  Contractor shall respond in writing within ten (10) days to acknowledge receipt of such a claim.

ARTICLE 24.  TERMINATION, SUSPENSION, OR EXTENSION FOR CONTRACTOR’S CONVENIENCE

A.           Contractor may terminate, suspend, or extend all or any part of the work upon delivery of written letter of instruction to Subcontractor.  Subcontractor, upon receiving such notice, shall terminate, suspend, or extend performance of the work as directed therein.  In the event of suspension or extension, Subcontractor shall resume performance of the work when so notified by Contractor.  Notwithstanding anything in this Subcontract to the contrary, Contractor shall not be entitled to terminate this Subcontractor in whole or in part for convenience (or reduce the work to be performed by Subcontractor hereunder by a change order or otherwise) unless the Prime has terminated the prime contractor, in whole or part, or has reduced or eliminated from the prime contract the work to be performed by the Subcontractor under this Subcontract.

B.             In case of such suspension or extension, Contractor will reimburse and compensate Subcontractor in accordance with Article 4 for any work furnished during the suspension or extension and when reactivating the services at the end of the suspension or extension provided, however, that such work shall be limited to that reasonably and necessarily required by Subcontractor and requested or approved by Contractor.

C.             In case of termination, Contractor shall reimburse Subcontractor for all work performed prior to termination and any costs reasonably incurred by Subcontractor and approved by Contractor, as set forth in ARTICLE 23.

D.            In the event that a total suspension of work by Contractor exceeds ninety (90) consecutive days, Subcontractor may terminate this Agreement by giving Contractor thirty (30) days’ written notice.  In the event of termination, whether initiated by Contractor or Subcontractor, Subcontractor shall:

(i)             Stop performance of all work except that reasonably necessary to carry out termination.

(ii)          Make no further monetary commitments except with consent of Contractor.

(iii)       Assign to Contractor, upon Contractor’s request, all rights of Subcontractor to any or all outstanding lower-tier subcontracts.

(iv)      At Contractor’s request, terminate any or all outstanding lower-tier subcontracts.

(v)         Take any other action toward termination that Contractor may reasonably request.

E.              For subcontracts assigned to Contractor pursuant to this article, Contractor will assume all outstanding contractual obligations of Subcontractor to third parties from the date of termination and will assume responsibility for and take possession of all work, material, and equipment pertaining thereto.

ARTICLE 25.  DISPUTES

All disputes arising under or relating to this subcontract shall be submitted to Contractor’s Project Manager.  If, within thirty (30) days after such submission, the parties have not reached a mutually acceptable resolution of the dispute, either party must pursue the matter in the Boulder County District Court in Boulder.  If a decision on a question is issued by the Prime under the Contractor Subcontract, and the decision relates to Agreement between Contractor and Subcontractor, said decision shall be binding according to its terms upon Contractor under Contractor Subcontract and shall also be binding upon Contractor and Subcontractor with respect to this Agreement.  However, if Subcontractor is affected by such a decision, and if Contractor elects not to appeal such decision, Contractor shall so notify Subcontractor within ten (10) days of receipt of the decision.  If Subcontractor submits within ten (10) days a written request to Contractor to appeal such decision, Contractor shall file an appeal with the Prime.  All costs and expenses incurred by Subcontractor and Contractor as part of such an appeal at Subcontractor’s request shall be paid by Subcontractor and shall not be reimbursable or otherwise compensable as a cost under this subcontract unless the Board of Contract Appeals or the court rules that such costs are or should be recoverable.  Pending the resolution of any dispute, Subcontractor shall proceed as directed by Contractor in writing in accordance with the subcontract, and subject to a claim for an equitable adjustment in (a) the Agreement price, (b) the period of performance and work schedules, and/or (c) such other provision of this Agreement as may be so affected, if appropriate.

ARTICLE 26.  WAIVER

No right or obligation of, or default by, either Contractor or Subcontractor shall be deemed waived by any other waiver of the same or any other right, obligation, default, or by any previous or subsequent forbearance or course of dealing.

ARTICLE 27.  ASSIGNMENT

Except as otherwise provided herein, neither this Agreement nor any claim against either party arising directly or indirectly out of or in connection with this Agreement shall be assignable or transferable by either party or by operation of law, without the prior written consent of the other.  Notwithstanding the foregoing, KGH shall have the right to assign this Subcontract to its affiliate, Kaiser Analytical Management Services, Inc.

 ARTICLE 28.  PATENTS AND INVENTIONS

A.           It is mutually agreed that neither Contractor nor Subcontractor shall acquire directly or by implication any rights in the patents and inventions of the other party hereto.

B.             Any inventions or discoveries made or conceived by one or more employees of Contractor or Subcontractor during the term of this Subcontract shall be the sole property of that party.

C.             It is mutually agreed that any invention made jointly by one or more employees of Contractor and Subcontractor in the course of work under this Subcontract shall be jointly owned by the Contractor and Subcontractor, with Contractor and Subcontractor owning an undivided one-half interest in all such joint inventions.  The costs of preparation, filing, and prosecution of patent applications for such jointly owned inventions shall be borne by the party electing to prepare and to prosecute such application.  So far as practicable, Contractor and Subcontractor will equally divide the joint applications each is to file and prosecute hereunder.  The other party shall, and hereby agrees to, furnish the filing party with all documents, papers, assignments, or other assistance that may be necessary or desirable in the filing and prosecution of each such application.

D.            With respect to each joint invention, the party which elects to file a patent application in the United States shall have the first right of election to file corresponding patent applications in foreign countries.  Within a six-month period commencing from the date a corresponding U.S. application is filed, such party shall notify the other party of those foreign countries, if any, in which it elects to file corresponding patent applications.  After said six-month period, the other party shall have the right to file patent applications in all foreign countries not elected and designated for filing by said party.

E.              In the case of an application for patent for joint invention which is filed in a country which requires the payment of annual taxes or annuities on a pending application or an issued patent, the party which files the application shall, prior to filing, request the other party to indicate whether or not it will agree to pay one-half of such annual taxes or annuities.  If such other party refuses to pay its share, that other party shall, and hereby agrees to, assign its share of the title to the application or to the patent, as the case may be, to the filing party, subject to the retention of a royalty-free, nonexclusive and nonassignable license to make, have made, use, lease and sell, such invention under such patent.

F.              The party that prepares and prosecutes applications under this Subcontract shall be the sole judge as to the extent of prosecution it desires to carry on and as to the scope of the claims it elects to prosecute therein.  Where one party is prosecuting an application in which the other party has rights thereunder, in the event said one party elects to discontinue or abandon prosecution or not to perfect an appeal or other matter in any ex parte or inter partes proceeding, said one party shall, upon request, appoint and grant the other party full power of attorney with the right to intervene in and control said prosecution, appeal, or other matter.

ARTICLE 29.  COPYRIGHTS AND DATA

A.           It is mutually agreed that neither Contractor nor Subcontractor shall acquire directly or by implication any rights in the data and copyrights of the other, including, but not limited to, copyrights in works of authorship, including software, firmware or other forms of computer programs.

B.             Any rights in data or copyrights in works of authorship, including software, firmware or other forms of computer programs, created by one or more employees of Contractor or Subcontractor during the term of this Subcontract shall be the sole property of that party.  Copies of data and works of authorship released by the party owning such to the other party hereto (the “receiving party”):

(i)             shall be treated by the receiving party as Proprietary, whenever such copies bear a stamp or legend indicating the copies are of a proprietary nature; and

(ii)          shall be treated by the receiving party in accordance with the applicable U.S. Copyright Laws and any license or other agreement setting forth restrictions on use.

C.             It is mutually agreed that any rights in data and copyrights in works of authorship created jointly by one or more employees of Contractor and Subcontractor in the course of work under this Subcontract shall be jointly owned by the parties with each party owning an undivided one-half interest in all such joint rights in data and copyrights.  The costs of preparing, filing, and maintaining registrations for such jointly owned copyrights shall be borne by the party electing to apply for registration.  So far as practicable, the parties will equally divide the joint applications for registration each is to file and maintain hereunder.  The other party shall, and hereby agrees to, furnish the filing party with all documents, papers, assignments, or other assistance that may be necessary or desirable in the filing and maintenance of each such application and registration resulting therefrom.

ARTICLE 30.  INDEMNIFICATION

A.           Subcontractor shall indemnify, defend and hold Stoller and Stoller’s customers harmless from and against any and all damages, losses, liabilities and expenses (including reasonable attorney’s fees) arising out of or relating to any claims, causes of action, lawsuits or other proceedings, regardless of legal theory, that result, in whole or in part, from Subcontractor’s (or any of Subcontractor’s subcontractors, suppliers, employees, agents or representatives): (i) intentional misconduct, negligence, or fraud, (ii) breach of any representation, warranty or covenant made herein, or (iii) products or services including, without limitation, any claims that such products or services infringe any United States patent, copyright, trademark, trade secret, or any other proprietary right of any third party.

B.             Contractor shall promptly notify Subcontractor o any claim against Contractor that is covered by this indemnification provision and shall authorize representatives of Subcontractor to settle or defend any such claim or suit and to represent Contractor in, or take charge of, any litigation in connection therewith.

ARTICLE 31.  INFRINGEMENT INDEMNITIES

Subcontractor shall indemnify, defend and hold Contractor and Contractor’s customers (hereinafter collectively referred to as “Contractor) harmless from and against any claim, suit or proceeding (“claim”) brought against Contractor asserting that the goods or services, or any part thereof, furnished under this Subcontract, or Contractor’s use (including resale) thereof, constitutes an infringement of any patent, trademark, trade secret, copyright or other intellectual property right, and Subcontractor shall pay all damages costs awarded against and reasonable expenses incurred by Contractor in connections with such claim including reasonable attorney’s fees.  In the event such goods or services or use thereof are enjoined in whole or in part, Subcontractor shall at its expense and option undertake one of the following: (i) obtain for Contractor the right to continue the use of such goods or services; (ii) in a manner acceptable to Contractor, substitute equivalent goods or services or make modifications thereto so as to avoid such infringement and extend this indemnity thereto; or (iii) refund to Contractor an amount equal to the purchase price for such goods or services plus any excess costs or expenses incurred in obtaining substitute goods or services from another source.

ARTICLE 32.  NON-WAIVER OF RIGHTS

The failure of Contractor to insist upon strict performance of any of the terms and conditions in this Subcontract or to exercise any rights or remedies, shall not be construed as a waiver of its rights to assert any of same or to rely on any such terms and conditions at any time thereafter.  Any rights and remedies specified under this Subcontract shall be cumulative, non-exclusive and in addition to any other rights and remedies available at law or equity.  The invalidity in whole or in part of any term of condition of this Subcontract shall not affect the validity of other parts thereof.

ARTICLE 33.  INDEPENDENT CONTRACTOR

It is understood and agreed that Subcontractor is not an employee for any purpose whatsoever.  Subcontractor agrees that in all matters relating to this Subcontract it shall be acting as an independent contractor and shall assume and pay all liabilities and perform all obligations imposed with respect to the performance of this Subcontract. Subcontractor shall have no right, power or authority to create any obligation, expressed or implied, on behalf of Contractor and or Prime and shall have no authority to represent Contractor as an agent.

ARTICLE 34.  GOVERNING LAW

This Agreement shall be construed and otherwise governed pursuant to the laws of the State of Colorado.

ARTICLE 35.  COMPLETE AGREEMENT

This Agreement, including all documents incorporated herein by reference, shall constitute the entire agreement and understanding between the parties hereto and shall supersede and replace any and all prior or contemporaneous representations, agreements or understandings of any kind, whether written or oral, relating to the subject matter hereof.

ARTICLE 36.  ORDER OF PRECEDENCE

In the event of an inconsistency or conflict between provisions of this Subcontract, the inconsistency or conflict shall be resolved by giving precedence in the following order:

1. Subcontract Terms and Conditions and Exhibits thereto

2. Specifications and/or drawings

3. Other provisions when attached

ARTICLE 37.  SUBCONTRACTOR PREQUALIFICATION

Subcontractor shall submit a completed Representation and Certifications, and Health and Safety Worksheet, attached.

ARTICLE 38.  ATTACHMENTS and EXHIBITS

The attachments and appendices listed below are hereby attached to and made a part of this subcontract.

Attachment A – Scope of Work

Attachment B – Left Blank Intentionally

Exhibit C – Representation and Certifications

Exhibit D – Health and Safety Worksheet

Exhibit E – General Provisions

Exhibit F – Special Provisions

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

KAISER GROUP HOLDINGS, INC.		THE S.M. STOLLER CORPORATION

By:	/s/ Douglas W. McMinn	By:	/s/ Curtis G. Hull

Name:	Douglas W. McMinn	Name:	Curtis G. Hull

Title:	Senior Vice President	Title:	Senior Vice President

Attachment A

STATEMENT OF WORK

FOR

STOLLER ANALYTICAL SERVICES

OPERATIONS AND INTEGRATION

July 1, 2004

TABLE OF CONTENTS

Section

TABLE OF CONTENTS

INTRODUCTION

GENERAL BACKGROUND

SCOPE

1.0	ORGANIZATION AND KEY PERSONNEL REQUIREMENTS
1.1	Organization
1.2	Key Personnel
1.2.1	Chief Operating Officer
1.2.2	Deputy Chief Operating Officer
1.2.3	Data Management Administrator
1.2.4	Technical Lead Administrator
1.3	Other Organizational Areas
1.3.1	Contractor Technical Representatives
1.3.2	Records Management
1.3.3	Data Management

EXHIBIT B: GENERAL REQUIREMENTS

1.0	KEY PERSONNEL
2.0	MEETINGS
3.0	AUDITS
4.0	SOW MAINTENANCE
5.0	WORK SCHEDULE
5.1	OFF-HOUR AVAILABILITY
6.0	EMERGENCY OPERATIONS SUPPORT
7.0	ACTIVITIES NOT COVERED BY UNIT PRICING
7.1	SOW MANAGEMENT
7.1.1	SOW Development
7.1.2	SOW Changes
7.2	Rocky Flats Contract Closure Activities
7.3	Long Term Stewardship Support and Transition

EXHIBIT C: Evidentiary Requirements

1.0	QUALITY ASSURANCE PROGRAM
2.0	DATA MANAGEMENT
3.0	HEALTH AND SAFETY REQUIREMENTS

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INTRODUCTION

This Statement of Work (SOW) describes the technical services required to provide operation and management support to SM Stoller Corporation for centralized management of full service analytical support capabilities.

GENERAL BACKGROUND

Kaiser-Hill (KH) is the Integrating Management Contractor for the Department of Energy (DOE)’s Rocky Flats Environmental Technology Site (RFETS or Site) near Denver, Colorado.  The Site is a former nuclear weapons processing facility currently undergoing deactivation and decommissioning (D&D).  Kaiser Group Holdings(KGH) has a 50% stake in KH.

K-H Analytical Services Division (ASD) has provided comprehensive analytical support to the RFETS that includes sample planning and consultation; sample tracking; sample collection and sample shipment; laboratory procurement; data receipt, examination, verification, and validation; data problem resolution; hard copy and electronic data management; laboratory performance assessment; and data archival/maintenance.  ASD has also been responsible for processing and approving laboratory invoices, direct vendor payment and conducting laboratory audits.

These activities are currently performed by a combination of Kaiser-Hill and subcontractor personnel.  In keeping with the DOE and K-H’s privatization and outsourcing goals, K-H wishes to divest the remaining in-house ASD functions to a Sample Management (SM) Subcontractor.  This Statement of Work defines the functions for KGH in support of the Stoller Centralized Analytical Services Organization..

SCOPE

Personnel will be provided by KGHI to support the Stoller Centralized Analytical Services Organization.  The primary functions supported by KGHI include:

•                  Chief Operating Officer of Analytical Services

•                  Sample Planning and Technical Consultation

•                  Contract Technical Oversight

•                  Data Management

•                  Records Management

•                  Quality Oversight

A brief description of each of the primary functions is provided below.

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Chief Operating Officer of Analytical Services

Provides oversight for day-to-day operational management of KGH and oversight of Stoller Centralized Analytical Services activities to ensure services are fully integrated for an accurate, safe, and cost effective operation to secure quality data and reduce liability to the customer.

Planning and Technical Consultation Services

Provides technical support during the development and implementation of sampling and analysis plans, schedules sampling events, coordinates radiological screening and laboratory resources, initiates work requests through software tracking applications, generates and processes paperwork, tracks sample data through report delivery, performs preliminary data assessment, and resolves technical issues with the customer and laboratories.  Subject matter expertise is provided in the areas of chemical, industrial hygiene, biota, microbiology, geotechnical, bioassay and radiochemical analysis.

Contract Technical Oversight

Provides technical oversight of contracts with commercial laboratories and vendors.  All contracts are procured, maintained and approved for according to Stoller and specific site Procurement Quality Assurance Evaluated Suppliers List (ESL) prior to use.

Data Management Services

Provides accurate and cost effective analytical results to the customer through electronic data receipt, data processing and tracking, and database storage.  Services include database applications, web based services, programming support, and data system operations and maintenance that allow ease of sample and data tracking, data distribution, data retrieval, data archiving, and automated vendor payment.

Records Management Services

Provides services to receive, track, manage, and archive analytical records in compliance with Federal Records Management Regulations including data entry, document receipt and distribution, document storage and archiving, and document retrieval.

Quality System Management

Provides quality oversight to all aspects of Analytical Services. This includes oversight of data assessment services, participation in commercial and onsite laboratory audits, procurement quality assessment, and the continual assessment and improvement of the quality systems required by the customer and regulators.

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EXHIBIT A:

SUMMARY OF REQUIREMENTS

1.0                               ORGANIZATION AND KEY PERSONNEL REQUIREMENTS

1.1                               Organization

KGHI will provide operations oversight and management, chemist SMEs, contractor technical representatives, records management, and analytical services specific data management for the Stoller Centralized Analytical Services Organization by utilizing both KGHI employees and subcontractor capability. KGHI shall provide résumés for personnel holding key positions in the proposal. Résumés shall include position description, title, education (pertinent to the duties performed for this SOW), number of years of experience (pertinent to the duties performed for this SOW), month and year hired, previous experience, patents and publications.

1.2                               KEY PERSONNEL

1.2.1                     Chief Operating Officer

Name:               Virgene Ideker Mulligan

Responsibility:  Responsible for the management and integration of all services provided under this SOW.  Ensures all K-H analytical services needs are met or exceeded through Site closure.

Education:  Bachelor’s Degree in Biology and Chemistry.  Masters work in Molecular Genetics and Environmental Chemistry with an emphasis on Radiochemistry.

Experience:                                    Manager of the Kaiser-Hill Analytical Services division for over seven years.  Responsible for organizational structure that has been recognized by the Department of Energy as a model for the complex.  DOECAP qualified lead auditor with qualifications also in quality assurance, radiochemistry,  materials management and Laboratory Information Systems.  Technical team lead for the Integrated Contractor Procurement Team.  Certified Hazardous Materials Manager.

1.2.2                     Deputy Chief Operating Officer

Name:               Edward A. Brovsky

Responsibility:  Responsible for oversight of data quality and data assessment activities, Statement of Work development and maintenance, maintenance of the Evaluated Suppliers List (ESL) and serving for the COO during her absence.

Education:  Bachelor’s Degree in Chemistry.

Experience:                                    Deputy manager of Kaiser-Hill Analytical Services Division for over seven years.  Responsible for Statement of Work development and maintenance, Quality Oversight, and covering for the ASD manager in her absence.  Previous experience includes chemist responsibilities in the Rocky Flats laboratory system and management of sampling operations.  Certified DOECAP Quality Assurance auditor.

1.2.3                     Data Management Administrator

Name:  Mark Wood

Responsibility:  Oversight of all Data Management Activities including the Analytical Services Management System (ASMS), Geographical Information System (GIS), , web based services, electronic image and data receipt

Education:

Experience:  Data Management Administrator for the KH Analytical Services Division since 2000.  Previous experience includes project management of significant environmental cleanup projects.

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1.2.4                     Technical Lead Administrator

Name:  Shelly Johnsen

Responsibility:  Oversight of team responsible for planning and technical consulting activities.

Education:  Bachelor’s degree in Chemistry and Biology

Experience:  Project Lead for the Kaiser-Hill Analytical Services Division since 2000.  Previous experience includes data validation and laboratory bench chemistry.  Certified DOECAP auditor for inorganic and organic chemistry.

1.3                               OTHER ORGANIZATIONAL AREAS

1.3.1                     Contractor Technical Representatives

Responsibility:   The direct contact with the laboratory for all technical issues.  Duties include technical guidance, invoice approval, performance assessment, purchase order development, task order development, and monitoring nonconformances.

1.3.2                     Records Management

Responsibility: Quality Records management, data system input, report distribution, and records archive using micro film processing per the requirements identified in the SOW for Analytical Services Document and Record Management, AS05 (current version).

1.3.3                     Data Management

Responsibility: Database management and maintenance; application development, and Web based services per the requirements in Data Management Services, AS04.

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EXHIBIT B:

GENERAL REQUIREMENTS

1.0                               KEY PERSONNEL

KGHI shall ensure that sufficient personnel are maintained to meet all requirements. KGHI shall notify Stoller in writing of any proposed changes to Key Personnel.

2.0                               MEETINGS

•                  KGHI personnel shall attend and conduct meetings as required to ensure applicable information is disseminated to every employee.

•                  A Biweekly Analytical Services Management & Integration Staff Meeting shall be held to address issues and to disseminate relevant information.

•                  Biweekly functional area meetings shall be held to address issues within the specific area and to maintain cost efficient quality service to the customer.

3.0                               AUDITS

KGHI personnel shall conduct internal and external audits on laboratories and vendors.  These audits will be conducted in conjunction with the Department of Energy Consolidated Audit Program (DOECAP) or through the KGHI audit program.  KGHI shall participate in the following audits:

•                      DOECAP LABORATORY ASSESSMENTS

•                      PRE-CONTRACT AWARD AUDITS

•                      POST CONTRACT CLOSURE AUDITS

•                      SURVEILLANCE AUDITS OF LABORATORIES AND VENDORS NOT INCLUDED IN THE DOECAP

•                      PROGRAM/PROJECT REQUIRED AUDITS, E.G. BIOASSAY PROGRAM

Post contract closure audits shall be conducted when a laboratory or vendor’s services are no longer needed in support of the Site.

4.0                               SOW MAINTENANCE

KGHI shall update existing SOWs to ensure requirements reflect the work being performed or requested.  Changes to SOWs shall be made to accommodate a change in requirements and a change in the conduct of business.  All other changes will be addressed as defined in section 7.0 of this SOW.

SOWs shall be revision controlled to establish a chronological history of how data or services were performed.  All active or superceded SOWs shall be maintained and archived as quality documents.

5.0                               WORK SCHEDULE

KGHI shall align work schedules to the Project or program supported and to the type of service being provided.

5.1                               OFF-HOUR AVAILABILITY

KGHI shall provide personnel to support activities identified in this SOW during non-working hours when Site work activities extend past normal work schedules, when the Site moves to a 7 day/week operation, or when emergency situations occur

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6.0                               EMERGENCY OPERATIONS SUPPORT

KGHI shall provide a representative for the Environmental position in the Hazards Action Center (HAC) for the Emergency Operations Center.  In addition, KGHI shall provide representatives to the Environmental Functional Work Center (FWC) for emergency operations.  The HAC representative shall serve one time per month.  The FWC will be covered every week.

7.0                               ACTIVITIES NOT COVERED BY UNIT PRICING

A task order will be required for all activities that are not covered by the unit pricing for this SOW.  For critical requests and with Stoller approval, KGHI will assume risk and will perform the activity concurrently with Task Order development.  If time permits, a Task Order will be developed and pricing completed prior to work performance.

Activities not covered by the unit pricing include but are not limited to:

7.1                               SOW MANAGEMENT

KGHI shall be responsible for the development and maintenance of all SOWs applicable to the Stoller Centralized Analytical Services Division.  SOWs shall be written in a manner that ensures quality service that meets the analytical needs.

7.1.1                     SOW Development

Special requests for analyses shall result in the development of new SOWs or the modification of existing ones.  KGHI shall provide subject matter expertise in areas of need to develop a concise set of requirements that results in the generation of high quality data or services.

7.1.2                     SOW Changes

Changes to SOWs to incorporate new ideas or cost savings, method development or at the request of the Stoller will result in additional cost.

7.2                               Rocky Flats Contract Closure Activities

Activities associated with subcontract closure that are a result of Rocky Flats closure are not covered by this SOW.  At the time that Kaiser-Hill identifies definitive closure activities and KH proves a task order or contract modification to Stoller to complete additional work, a task order or contract modification will be negotiated between KGHI and Stoller.

7.3                               Long Term Stewardship Support and Transition

Activities associated with any Long Term Stewardship activities are not covered by this SOW.  Such activities will require a task order or contract modification.

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EXHIBIT C:

Evidentiary Requirements

1.0                               QUALITY ASSURANCE PROGRAM

KGHI will operate under the Stoller Quality Assurance Program.

2.0                               DATA MANAGEMENT

KGHI shall ensure that all data management activities are conducted in accordance with documented QA/QC procedures.  Data management activities shall follow Good Automated Laboratory Practices (GALPs – EPA 2185) for data acquisition, entry, update, correction, deletion, storage, and security of computer readable data and files.

3.0                          HEALTH AND SAFETY REQUIREMENTS

Operations performed under this Subcontract shall be compliant to the Stoller Health & Safety Plan (HSP).

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Exhibit C

REPRESENTATIONS, CERTIFICATIONS OF OFFERORS

Various statutes and regulations require the Contractor to obtain certain representations, certifications, and other statements from Offerors in connection with the award of contracts. To this end, all Offerors submitting a proposal in response to this solicitation must complete the following representations/certifications, which are marked with an “☒“.

☒	1.	Certification Regarding Debarment, Suspension, Proposed Debarment, and Other Responsibility Matters
☒	2.	Small Business Program Representations
☐	3.	Equal Low Bids
☒	4.	Certification of Non-segregated Facilities
☒	5.	Previous Contracts and Compliance Reports
☒	6.	Certification and Disclosure Regarding Payments to Influence Certain Federal Transactions
☐	7.	Foreign Ownership, Control, or Influence Over Contractor
☐	8.	Organizational Conflicts of Interest - Disclosure
☒	9.	Affirmative Action Compliance
☐	10.

Exemption from Application of Service Contract Act Provisions for Contracts for Maintenance, Calibration, and/or Repair of Certain Information Technology, Scientific and Medical and/or Office and Business Equipment Contractor Certification

☒	11.	Clean Air and Water Certification
☒	12.	Agreements Regarding Workplace Substance Abuse programs at DOE Facilities
☒	13.	Certification of Toxic Chemical Release Reporting
☒	14.	Cost Accounting Standards, Notices, and Certification
☐	15.	Royalty Information
☒	16.	Authorized Negotiators
☒	17.	Taxpayer Identification
☒	18.	Compliance with Veterans Employment Reporting Requirements

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REPRESENTATIVES, CERTIFICATIONS, ANF OTHER STATEMENTS

OF OFFERORS

1.                                      CERTIFICATION REGARDING DEBARMENT, SUSPENSION, PROPOSED DEBARMENT, AND OTHER RESPONSIBILITY MATTERS (MAR 1996) (FAR 52.209-5)

1.                                       The Offeror certifies, to the best of its knowledge and belief, that –

(i)                                     The Offeror and/or any of its Principals –

(A)                              Are ☐ are not ☒ presently debarred, suspended, proposed for debarment, or declared ineligible for the award of contracts by any Federal agency.

(B)                                Have ☐ have not ☒, within a 3-year period preceding this offer, been convicted of or had a civil judgment rendered against them for: commission of fraud or a criminal offence in connection with obtaining, attempting to obtain, or performing a public (Federal, state or local) contract or subcontract; violation of Federal or state antitrust statutes relating to the submission of offers; or commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, tax evasion, or receiving stolen property; and

(C)                                Are ☐ are not ☒ presently indicated for, or otherwise criminally or civilly charged by a government entity with, commission of any of the offenses enumerated in subdivision (a)(1)(i)(B) of this provision.

(ii)                                  The Offeror has ☐ has not ☒, within a 3-year period preceding this offer, had one of more contracts terminated for default by any Federal agency.

2.                                       “Principals,” for the purposes of this certification, means officers; directors; owners; partners; and. Persons having primary management of supervisory responsibilities within a business entity (e.g., general manager, plant manager, head of a subsidiary, division, or business segment, and similar positions).

This certification concerns a matter within the jurisdiction of an agency of the United Stated and the making of a false, fictitious, or fraudulent certification may render the maker subject to prosecution under section 1001, title 18, United States Code.

3.                                       The Offeror shall provide immediate written notice to the Contracting Officer in, at any time prior to contract award, the Offeror learns that its certification was erroneous when submitted or has become erroneous by reason of changed circumstances.

4.                                       A certification that any of the items in paragraph (a) of this provision exists will not necessarily result in withholding of an award under this solicitation. However, the certification will be considered in connection with a determination of the Offeror’s responsibility. Failure of the Offeror to furnish a certification or provide such additional information as requested by the Contracting Officer may render the Offeror non-responsible.

5.                                       Nothing contained in the foregoing shall be constructed to require establishment of a system of records in order to render, in good faith, the certification requires by paragraph (a) of this provision. The Knowledge and information of an Offeror is not required to exceed that which is normally possessed by a prudent person in the ordinary course of business dealings.

6.                                       The certification in paragraph (a) of this provision is a material representation of fact upon which reliance was placed when making award. If it is later determined that the Offeror knowingly rendered an erroneous certification, in addition to other remedies available to the Government, the Contracting Officer may terminate the contract resulting from this solicitation for default.

2.                                      SMALL BUSINESS PROGRAM REPRESENTATIONS (OCT 2000) (FAR 52.219-1)

The North American Industry Classification System (NAICS) code for this acquisition is 541990. The small business size standard is $6.0 million.

The small business size standard for a concern which submits an offer in its own name, other than on a construction or service contract, but which proposes to furnish a product which it did not itself manufacture, is 500 employees.

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Representations.

(1)                                  The Offeror represents as part of its offer that it ☐ is, ☒ is not a small business concern.

(2)                                  (Complete only if the Offeror represented itself as a small business concern in paragraph (b)(1) of this provision.) The Offeror represents, for general statistical purposes, that it ☐ is, ☐ is not, a small disadvantage business concern as defined in 13 CRF 124.1002.

(3)                                  (Complete only is the Offeror represented itself as a small business concern in paragraph (b)(1) of this provision.) The Offeror represents as part of its offer that it ☐ is, ☐ is not a woman-owned small business.

(4)                                  (Complete only if Offeror represented itself as a small business concern in paragraph (b)(1) of this provision.) The Offeror represents as part of its offer, that –

(i)                                     It ☐ is, ☐ is not a HUBZone small business concern listed, on the date of this representation, on the List of Qualified HUBZone Small Business Concerns maintained by the Small Business Administration, and no material change in ownership and control, principal office, or HUBZone employee percentage has occurred since it was certified by the Small Business Administration in accordance with 13 CFR Part 126; and

(ii)                                  It ☐ is, ☐ is not a joint venture that complies with the requirements of 13 CFR Part 126, and the representation in paragraph (b)(4)(i) of this provisions is accurate for the HUBZone small business concern or concerns that are participating in the joint venture. (The Offeror shall enter the name or names of the HUBZone small business concern or concerns that are participating in the joint venture:             .) Each HUBZone small business concern participating in the joint venture shall submit a separate signed copy of the HUBZone representation.

Definitions.

‘Small Business Concern,” as used in this provision, means a concern, including its affiliates, that is independently owned and operated, not dominant in the field of operation in which it is bidding on Government contracts, and qualified as a small business under the criteria in 13 CFR Part 121 and the size standard in paragraph (a) of this provision.

“Women-owned small business concern,” as used in this provision means a small business concern –

(1)                                  Which is at least 51 percent owned by one or more women or, in the case of any publicly owned business, at least 51 percent of the stock of which is owned by one or more women; and

(2)                                  Whose management and daily business operations are controlled by one or more women.

Notice.

(1)                                  If this solicitation is for supplies and has been set aside, in whole or in part, for small business concerns, then the clause in this solicitation providing notice of the set-aside contains restrictions on the source of the end items to be furnished.

(2)                                  Under 15 U.S.C.645(d), any person who misrepresents a firm’s status as a small, small disadvantages, or woman-owned small business concern in order to obtain a contract to be awarded under the preference programs established pursuant to section 8(a), 8(d), 9, or 15 of the Small Business Act or any other provision of Federal law that specifically references section 8(d) for a definition of program eligibility, shall –

(i)                                     Be punished by imposition of fine, imprisonment, or both

(ii)                                  Be subject to administrative remedies, including suspension and debarment; and

(iii)                               Be ineligible for participation in programs conducted under the authority of the Act.

3.                                      EQUAL LOW BIDS (OCT 1995) (FAR 52.219-2)

Not Applicable.

4.                                      CERTIFICATION OF NON-SEGREGATED FACILITIES (APR 1984) (FAR 52.222-21)

“Segregated facilities,” as used in this provision, means any waiting rooms, work areas, rest rooms and wash rooms, restaurants and other eating areas, time clocks, locker rooms, and other storage or dressing areas, parking lots, drinking fountains, recreation or entertainment areas, transportation, and housing facilities provided for employees, that are segregated by explicit directive or are in fact segregated on the basis of race, color, religion, or national origin because of habit, local custom, or otherwise.

By the submission of this offer, the Offeror certifies that it does not and will not maintain or provide for its employees any segregated facilities at any of its establishments, and that it does not and will not permit its employees to perform their services at any location under its control where segregated facilities are maintained. The Offeror agrees that a breach of this certification is a violation of the Equal Opportunity clause in the contract.

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The Offeror further agrees that (except where it had obtained identical certifications from proposed subcontractors for specific time periods) it will –

(1)                                  Obtain identical certifications from proposed subcontractors before the award of subcontracts under which the Subcontractors will be subject to the Equal Opportunity clause;

(2)                                  Retain the certifications in the files; and

(3)                                  Forward the following notice to the proposed subcontractors (except is the proposed subcontractors have submitted identical certifications for specific time periods):

NOTICE TO PROSPECTIVE SUBCONTRACTORS OF REQUIREMENT FOR CERTIFICATIONS OF NON-SEGREGATED FACILITIES.

NOTE: A Certification of Non-segregated Facilities must be submitted before the award of a subcontract under which the Subcontractor will be subject to the Equal Opportunity clause. The certification may be submitted either for each subcontract or for all subcontracts during a period (i.e. quarterly, semiannually, or annually).

The penalty for making false statements in offers is prescribed in 18 U.S.C. 1001.

5.                                      PREVIOUS CONTRACTS AND COMPLIANCE REPORTS (APR 1984) (FAR 52.222-22)

The Offeror represents that

(a) it ☐ has, ☒ has not participated in a previous contract or subcontract subject to the Equal Opportunity clause of this solicitation, the clause originally contained in Section 310 of Executive Order No. 10925, or the clause contained in Section 201 of Executive Order No. 1114;

(b) it ☐ has, ☒ has not, filed all required compliance reports; and

(c) Representations indicating submission of required compliance reports, signed by proposed subcontractors, will be obtained before subcontract awards.

6.                                      CERTIFICATIONS AND DISCLOSURE REGARDING PAYMENTS TO INFLUENCE CERTAIN FEDERAL TRANSACTIONS (APR 1991) (FAR 52.203-11)

(Applicable if offer exceeds $100,000)

(a) The definitions and prohibitions contained in the clause, at FAR 52.203-12, Limitation on Payments to Influence Certain Federal Transactions, included in this solicitation, are hereby incorporated by reference in paragraph (b) of this certification.

(b) The Offeror, by signing its offer, hereby certifies to the best of his or her knowledge and belief that on or after December 23, 1989—

(1)                                  No Federal appropriated funds have been paid or will be paid to any person for influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of a Member of Congress on his or her behalf in connection with the awarding of a contract resulting from this solicitation.

(2)                                  If any funds other than Federal appropriated funds (including profit or fee received under a covered Federal transaction) have been paid, or will be paid, to any person for influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress on his or her behalf in connection with this solicitation, the Offeror shall complete and submit, with its offer, OMB standard form LLL Disclosure of Lobbying Activities, to the Contracting Officer, and

(3)                                  He or she will include the language of this certification in all subcontract awards at any tier and require that all recipients of subcontract awards in excess of $100,000 shall certify and disclose accordingly.

(c) Submission of this certification and disclosure is a prerequisite for making or entering into this contract imposed by section 1352 title 31, United States Code. Any person who makes an expenditure prohibited under this provision or who fails to file or amend the disclosure form to be filed or amended by this provision, shall be subject to a civil penalty of not less than $10,000 and not more than $100,000, for each such failure.

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7.                                      FOREIGN OWNERSHIP, CONTROL, OR INFLUENCE OVER CONTRACTOR (JUL 1997)(DEAR 952.204-73)

See attached RFPD-66B (this will be provided at time of award)

8.                                      ORGANIZATIONAL CONFLICTS OF INTEREST – DISCLOSURE – ADVISORY AND ASSISTANCE SERVICES (JUN 1997) (DEAR 952.209-8)

Not Applicable

9.                                      AFFIRMATIVE ACTION COMPLIANCE (APR 1984) (FAR 52.222-25)

The Offeror represents that (a) it ☐ has developed and has on file, ☐ has not developed and does not have on file, at each establishment, affirmative action programs required by the rules and regulations of Secretary of Labor (41 CFR 60-1 and 60-2, or (b) it ☒ has not previously had contracts subject to the written affirmative action programs requirements of the rules and regulations of the Secretary of Labor.

10.                               EXEMPTION FROM APPLICATION OF SERVICE CONTRACT ACT PROVISIONS FOR CONTRACTS FOR MAINTENANCE, CALIBRATION, AND/OR REPAIR OF CERTAIN INFORMATION TECHNOLOGY, SCIENTIFIC AND MEDICAL AND/OR OFFICE AND BUSINESS EQUIPMENT – CONTRACTOR CERTIFICATION (AUG 1996) (FAR 52.222-48)

Not Applicable

11.                               CLEAN AIR AND WATER CERTIFICATION (APR 1984) (FAR52.223-1)

The Offeror Certifies that –

(a)                                  Any facility to be used in the performance of this proposed contract is ☐, Is not ☒ listed on the Environmental Protection Agency List of Violating Facilities;

(b)                                 The Offeror will immediately notify the Contracting Officer, before award, of the receipt of any communication from the Administrator, or a designee, of the Environmental Protection Agency, indicating that any facility that the Offeror proposes to use for the performance of the contract is under consideration to be listed on the EPA List of Violating Facilities; and

(c)                                  The Offeror will include a certification substantially the same as this certification, including this paragraph (c), in every nonexempt subcontract.

12.                               AGREEMENT REGARDING WORKPLACE SUBSTANCE ABUSE PROGRAMS AT DOE FACILITIES(SEP 1997) (DEAR 970.5204.57)

(a)                                  Any contract awarded as a result of this solicitation will be subject to the policies, criteria, and procedures of 10 CFR part 707, Workplace Substance Abuse Programs at DOE Sites.

(b)                                 By submission of its offer, the Offeror agrees to provide to the Contracting Officer, within 30 days after notification of selection for award, or award of a contract, whichever occurs first, pursuant to this solicitation, its written workplace substance abuse program consistent with the requirements of CFR Part 707.

(c)                                  Failure of the Offeror to agree to the condition of responsibility set forth in paragraph (b) of this provision, renders the Offeror unqualified and ineligible for award.

13.                               CERTIFICATION OF TOXIC CHEMICAL RELEASE REPORTING. (10/96) FAR 52.223-13

CERTIFICATION OF TOXIC CHEMICAL RELEASE REPROTING (OCT 1996)

(a)                                  Submission of this certification is a prerequisite for making or entering into this contract imposed by Executive Order 12969, August 8, 1995.

(b)                                 By signing this offer, the Offeror certifies that –

(1)                                  As the owner or operator of facilities that will be used in the performance of this contract that are subject to the filing and reporting requirements described in section 313 of the Emergency Planning and Community Right-to-Know Act of 1986 (EPCRA) (42 U.S.C 11023) and Section 6607 of the Pollution Prevention Act of 1990

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(PPA) (42 U.S.C. 13106), the Offorer will file and continue to file for such facilities for the life of the contract the Toxic Chemical Release Inventory Form (Form R) as described in Sections 313(a) and (g) of EPCRA and Section 6607 of PPA; or –

(2)                                  None of its owned or operated facilities to be used in the performance of this contract is subject to the Form R filing and reporting requirements because each such facility is exempt for at least one of the following reasons: (Check each block that is applicable.)

☒                                    (i)                                     The facility does not manufacture, process, or otherwise use any toxic chemicals listed under Section 313(c) of EPCRA, 42 U.S.C. 11023(c);

☐                                    (ii)                                  The facility does not have 10 or more full-time employees as specified in Section 313(b)(1)(A) of EPCRA, 42 U.S.C. 11023(b)(1)(A);

☐                                    (iii)                               The facility does not meet the reporting thresholds of toxic chemicals established under Section 313(f) of EPCRA, 42 U.S.C. 11023(f) (including the alternate thresholds at 40 CRM 372.27, provided an appropriate certification form has been filed with EPA);

☐                                    (iv)                              The facility does not fall within Standard Industrial Classification Code (SIC) designations 20 through 39 as set forth in Section 19.102 of the Federal Acquisition Regulation; or

☐                                    (v)                                 The facility is not located within any State of the United States, the District of Columbia, the Commonwealth of Puerto Rico, Guam, American Soma, the United States Virgin Islands, the Northern Mariana Islands, or any other territory or possession over which the United States has jurisdiction.

14.                               COST ACCOUNTING STANDARDS NOTICES AND CERTIFICATION (APR 1998) (FAR 52.230-1)

Note:                   This notice does not apply to small business or foreign governments. This notice is in three parts, identifies by Roman Numerals I though III. Offerors shall examine each part and provide the requested information in order to determine Cost Accounting Standards (CAS) requirements applicable to any resultant contract.

If the Offeror is an educational institution, Part II does not apply unless the contemplated contract will be subject to fill or modifies CAS coverage pursuant to 48 CFR 9903.201-2(c)(5) or 9903.201-2(c)(6), respectively.

I.                                         DISCLOSURE STATEMENT – COST ACCOUNTING PRACTICES AND CERTIFICATION

(a)                                  Any contrast in excess of $500,000 resulting from this solicitation, will be subject to the requirements of the Cost Accounting Standards Board (48 CFR Chapter 99) except for those contracts which are exempt as specified in 48 CFR 9903.201-1.

(b)                                 Any Offeror submitting a proposal which, if accepted, will result in a contract subject to the requirements of 48 CFR, Chapter 99 must, as a condition of contracting, submit a Disclosure Statement as required by 48 CFR 9903.202. When required, the Disclosure Statement must be submitted as a part of the Offeror’s proposal under this solicitation unless the Offeror has already submitted a Disclosure Statement disclosing the practices used in connection with the pricing of the proposal. If an applicable Disclosure Statement has already been submitted, the Offeror may satisfy the requirement for submission by providing the information requested in paragraph (c) of Part I of this provision.

CAUTION: In the absence of specific regulations or agreement, a practice disclosed in a Disclosure Statement shall not, by virtue of such disclosure, be deemed to be a proper, approved, or agreed-to practice for pricing proposals or accumulating and reporting contract performance cost data.

(c)                                  Check the appropriate box below:

☐                                    (1)                                  Certificate of Concurrent Submission of Disclosure Statement.

The Offeror hereby certifies that, as a part of the offer, copies of the Disclosure Statement have been submitted as follows:

(i)                                     Original and one copy to the cognizant Administrative Contracting Officer (ACO), or cognizant Federal agency official authorized to act in that capacity (Federal Official) as applicable; and

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(ii)                                  One copy to the cognizant Federal auditor.

(Disclosure must be Form Number CASB-DS-1 or CASB-DS-2, as applicable. Forms may be obtained from the cognizant ACO or Federal Official and/or from the loose-leaf version of the Federal Acquisition Regulation.)

Date of Disclosure Statement:

Name and Address of Cognizant ACO or Federal Official where filed:

The Offeror further certifies that practices used in estimating costs in pricing the proposal are consistent with the cost accounting practices disclosed in the Disclosure Statement.

☐                                    (2)                                  Certificate of Previously Submitted Disclosure Statement.

The Offeror hereby certifies that the required Disclosure Statement was filed as follows:

Date of Disclosure Statement:

Name and Address of Cognizant ACO or Federal Official where filed:

The Offeror further certifies that practices used in estimating costs in pricing this proposal are consistent with the cost accounting practices disclosed in the applicable Disclosure Statement.

☒                                    (3)                                  Certificate of Monetary Exemption.

The Offeror hereby certifies that the Offeror, together with all divisions, subsidiaries, and affiliates under common control, did not receive net awards of negotiated prime contracts and subcontracts subject to CAS totaling more than $25 million ( of which at least one award exceeded $1 million) in the cost accounting period immediately preceding the period in which this proposal was submitted. The Offeror further certifies that if such status changes before an award resulting from this proposal, the Offeror will advise the Contracting Officer immediately.

☐                                    (4)                                  Certificate of Interim Exemption.

The Offeror hereby certifies that (i) the Offeror first exceeded the monetary exemption for disclosure, as defined in (3) of this subsection, in the cost accounting period immediately preceding the period in which this offer was submitted and (ii) in accordance with 48 CFR, 9903.202-1, the Offeror is not yet required to submit a Disclosure Statement. The Offeror further certifies that if an award resulting from this proposal has not been made within ninety (90) days after the end of that period, the Offeror will immediately submit a revised certificate to the Contracting Officer, in the form specified under subparagraph (c)(1) or (c)(2) of Part I of this provision, as appropriate, to verify submission of a completed Disclosure Statement.

CAUTION:                                    Offerors currently required to disclose because they were awarded a CAS-covered prime contract or subcontract of $25 million or more in the current cost accounting period may not claim this exemption (4). Further, the exemption applies only in connection with proposals submitted before expiration of the 90-day period following the cost accounting period in which the monetary exemption was exceeded.

☐                                    (5)                                  Certificate of Disclosure Statement Due by Educational Institution

If the Offeror is an educational institution that, under the transition provisions of 48CFR 9903.202-1 (f), is or will be required to submit a Disclosure Statement after receipt of this award, the Offeror hereby certifies that (check one and complete):

☐                                    (i)                                     A Disclosure Statement filing due date of                         has been established with the cognizant Federal agency.

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☐                                    (ii)                                  The Disclosure Statement will be submitted within the six (6) month period ending                     months after receipt of this award.

Name and Address of cognizant ACO or Federal official where Disclosure Statement is to be filed:

II.                                     Cost Accounting Standards – Eligibility for Modified Contract Coverage

If the Offeror is eligible to use the modified provisions of 48 CFR 9903.201-2(b) and elects to do so, the Offeror shall indicate by checking the box below. Checking the box below shall mean that the resultant contract is subject to the Disclosure and Consistency of Cost Accounting Practices clauses in lieu of the Cost Accounting Standards clause.

☒ The Offeror hereby claims an exemption from the Cost Accounting Standards clause under the provisions of 48 CFR 9903.201-2(b) and certifies that the Offeror is eligible for use of the Disclosure and Consistency of Cost Accounting Practices clause because during the cost accounting period immediately preceding the period in which this proposal was submitted, the Offeror received less than $25 million in awards of CAS covered prime contracts and subcontracts, or the Offeror did not receive a single CAS-covered award exceeding $1 million. The Offeror further certifies that if such status changes before an award resulting from this proposal, the Offeror will advise the Contracting Officer immediately.

CAUTION: An Offeror may not claim the above eligibility for modifies contract coverage if this proposal is expected to result in the award of a CAS-covered contract of $25 million or more or is, during its current cost accounting period, the Offeror has been awarded a single CAS-covered prime contract or subcontract of $25 million or more.

III.                                 Additional Cost Accounting Standards Applicable to Existing Contracts

The Offeror shall indicate below whether award of the contemplated contract would, in accordance with subparagraph (a)(3) of the Cost Accounting Standards clause, require a change in established cost accounting practices affecting existing contracts and subcontracts.

☐ Yes             ☒  No

15.                               ROYALTY INFORMATION. (4/84) (FAR 52.227-6)

Not Applicable

16.                               AUTHORIZED NEGOTIATORS

The Offeror or quoter represents that the following persons are authorized to negotiate on its behalf with the Contractor in connection with this request for proposals or quotations. List name(s), title(s), and telephone number(s) of the authorized negotiator(s)

Douglas W. McMinn	703-934-3655
Name	Telephone No.

CEO
Title

17.                               TAXPAYER IDENTIFICATION

Definitions.

“Common parent,” as used in this solicitation provision, means that a corporate entity that owns or controls an affiliated group of corporations that files its Federal Income tax returns on a consolidated basis, and of which the Offeror is a member.

“Corporate status” as used in this solicitation provision, means a designation as to whether the Offeror is a corporate entity, an unincorporated entity (e.g. sole proprietorship or partnership), or a corporation providing medical and health care services.

“Taxpayer Identification Number (TIN)”, as used in this solicitation provision, means the number required by the IRS to be used by the Offeror in reporting income tax and other returns.

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All Offerors are required to submit the information required in below in order to comply with reporting requirements of 26 U.S.C. 6041, 6041A, and 6050M and implementing regulations issued by the Internal Revenue Service (IRS). If the resulting subcontract is subject to reporting requirements described in FAR 4.903 the failure or refusal by the Offeror to furnish the information may result in a 31% reduction of payments otherwise due under the subcontract.

(a)                                  Taxpayer Identification Number (TIN).

☒ TIN 68-058 4637

☐ TIN has been applied for.

☐ TIN is not required because:

☐ Offeror is nonresident alien, foreign corporation, or foreign partnership that does not have income effectively connected with the conduct of a trade or business in the U.S. and does not have an office or place of business or a fiscal paying agent in the U.S.;

☐ Offeror is an agency or instrumentality of a foreign government;

☐ Offeror is an agency or instrumentality of a Federal, state or local government;

☐ Other. State basis

(b)                                 Corporate Status.

☐ Corporation providing medical and health care services, or engaged in the billing and collecting of payments for such services.

☒ Other corporate entity.

☐ Not a corporate entity.

☐ Sole proprietorship.

☐ Partnership.

☐ Hospital or extended care facility described in 26 CFR 501 © (3) that is exempt from taxation under 26 CFR 501(a).

(c)                                  Common Parent.

☐ Offeror is not owned or controlled by a common parent as defined in paragraph (a) of this provision.

☒ Name and TIN of common parent.

Name KAISER GROUP HOLDINGS, INC.
TIN 54-2014870

18.                               “COMPLIANE WITH VETERANS EMPLOYMENT REPORTING REQUIREMENTS (APPLICABLE IF THIS SUBCONTRACT WILL NOT EXCEED $25,000 IN VALUE)

The Offeror represents that, if it is subject to the reporting requirements of 38 U.S.C. 4212 (d) (i.e. the VETS-100 report required by the Federal Acquisition Regulation clause 52.222-37, Employment Reports on Disabled Veterans of the Vietnam Era), it has ☐, has not ☒ submitted the most recent report required by 38 U.S.C. 4212(d).

An Offeror who checks “has not” may not be awarded a contract until the required reports are filed. ( 31 U.S.C. 1354)

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Signature/Certification

By signing below, the Offeror certifies, under penalty of law, that the representations and certifications are accurate, current, and complete. The Offeror further certifies that it will notify the Contractor of any changes to these representations and certifications. The representations and certifications made by the Offeror, as contained herein, concern matters within the jurisdiction of an agency of the United Stated and the making of a false, fictitious, or fraudulent representation or certification may render the maker subject to prosecution under Title 18, United States Code, Section 1001.

/s/ DOUGLAS W. MCMINN	7-21-04
Signature of the Offeror or Employee	Date of Execution
Responsible for the Offer/Offeror

DOUGLAS W. MCMINN
Typed/Printed and Title of the Officer or Employee Signing Above

KAISER ANALYTICAL MANAGEMENT SERVICES, INC.
Name of Offeror

12303 AIRPORT WAY, SUITE 125
BROOMFIELD, COLORADO 80021
Address

Solicitation KH 020510

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Exhibit D

SUBCONTRACTOR SAFETY AND HEALTH WORKSHEET

NOTE:            An asterisk* denotes that an attachment (when applicable) is required for this item and must be submitted.  If an item is “not applicable”, please annotate with “N/A” and provide an explanation in the appropriate section below or submit as an attachment on a separate sheet of paper.  Failure to provide information, attachments, or explanations can delay or prevent contract award.

COMPANY:   Kaiser Analytical Management Services, Inc.

MAIN STANDARD INDUSTRIAL CLASSIFICATION (SIC) NUMBER:    541990

AVERAGE # OF EMPLOYEES (Last 3 complete years):	New company / No history
Formed in April 2004

Year:	Year:	Year:

WORKERS COMPENSATION EXPERIENCE MODIFICATION RATE

(Last 3 complete years) – attach letter from Insurance Courier denoting EMR’s* or stating reason an EMR has not been established.

New company / No history
3 Year Average

Year:	Year:	Year:

BUREAU OF LABOR STATISTICS (BLS) LOG AND SUMMARY OF OCCUPATIONAL INJURIES AND ILLNESSES (OSHA NO. 200)

(Last 3 Complete Years) – attach copies of OSHA 200 Logs*.  NOTE: Please state reason if OSHA 200 Logs are not required.  Incidence rates are calculated as follows:  (# of OSHA Recordable Cases or Day Away from Work Cases x 200,000) / Hours Worked.

Year	Total Hours Worked	# of Recordable Cases (Sum of OSHA 200 Column A)	Incidence Rate	# of Day Away from Work Cases (Sum of OSHA 200\ columns 3 & 10)	Incidence Rate

N/A

Total

OSHA CITATIONS

Has your company received any citations from the Occupational Safety and Health Administration (OSHA) in the past three years*?

Yes ☐                           No ☒

If yes, attach copies (one each) of any citations received, indicating the type of citation, fines levied, and negotiated settlements or fines paid.

WRITTEN SAFETY AND HEALTH PROGRAM

Does your company have a comprehensive written safety and health program*?

Yes ☐                           No ☒

If yes, attach a copy of the program manual’s table of contents.

CERTIFICATION

I certify to the best of my knowledge that the above information contained is true and correct.

Print Name:	Douglas W. McMinn	Title:	CEO

Signature:	/s/ Douglas W. McMinn	Date: 7-15-04